UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section §240.14a-12

ESSEX RENTAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

SUPPLEMENTAL PROXY MATERIALS
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held June 4, 2015
___________________

On May 20, 2015, the Company issued a press release offering enhanced terms to settle the costly and disruptive dispute with dissident stockholders Lee Keddie and Kevin Casey.

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ESSEX PROPOSES ENHANCED SETTLEMENT TERMS TO
KEDDIE/CASEY DISSIDENTS

BUFFALO GROVE, IL - May 20, 2015 - Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced that it has offered enhanced terms to settle the costly and disruptive dispute with dissident stockholders Lee Keddie and Kevin Casey.

After futile attempts to elicit discussions with, or a settlement proposal from, Messrs. Keddie and Casey, the Company's Board responded to a request from Keddie and Casey's counsel for "a written term sheet including the board’s firm offer of settlement" with the following offer:

1.	Board Representation: The offer for Lee Keddie and John Climaco to join the Board as of June 4th remains open.

2.
New York City Office Reimbursement Agreement with Hyde Park Real Estate LLC:  The reimbursement agreement with Hyde Park Real Estate LLC for the Company's New York City office space and services will not be renewed upon expiration of the current term in February 2016.

3.	Evaluate Strategic Alternatives: An advisor to evaluate strategic alternatives has been engaged by Essex Crane Rental Corp.

4.
Director Compensation: An independent compensation consultant will be retained by the Company immediately following the 2015 Annual Meeting to review current Board compensation levels, including that of Laurence Levy and Edward Levy, and to make recommendations with respect thereto for consideration and approval by the Board of Directors, including Messrs. Keddie and Climaco should they join the Board.

Laurence Levy, Chairman of Essex, stated "We are committed to making every effort to resolve the dispute with Lee Keddie in a reasonable manner that is in the best interests of our stockholders, and we will continue to seek direct engagement with Mr. Keddie despite continually being rebuffed. We hope that the Board's offer delivered today will conclude what has been a distracting and expensive campaign by Messrs. Keddie and Casey. We appreciate all of the support we have received from our stockholders through this process and look forward to returning our full focus to the continued improvement of the company's operations."

Background of Keddie/Casey Campaign: The Company has repeatedly advised Messrs. Keddie and Casey that because they have failed to comply with the advance notice provisions of the Company's bylaws they will not be permitted to make nominations at the Annual Meeting, and that votes cast for directors on their gold proxy card will not be counted at the Annual Meeting. Messrs. Keddie and Casey nonetheless continue to solicit stockholder votes on their gold proxy card without disclosing to stockholders that votes on the gold card will not count. Accordingly, the Company has advised its stockholders intending to vote for the election of directors at the Annual Meeting by the granting of a proxy that only votes for directors cast on the Company's WHITE proxy card will be counted at the Annual Meeting, and that votes for directors cast on the gold proxy card solicited by Lee Keddie and Kevin Casey, will not be counted.

Notwithstanding the inability of Messrs. Keddie and Casey to make nominations at the Annual Meeting for failure to comply with the Company's bylaws, the Board has invited Mr. Keddie and his fellow purported nominee, John Climaco, to join the Board on June 4, 2015. The offer to join the Board was made over 10 days ago, and has now been enhanced as provided above. Mr. Keddie has refused to communicate with Company representatives other than through his counsel.

The Company has not retained Alliance Advisors LLC as its proxy solicitor, however, Alliance Advisors LLC provides proxy management services for the Company. Stockholders may obtain additional information through the link below or by contacting any of the Company representatives noted below.

The Company's Proxy Statement and our 2014 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrental/2015

Additional Information and Where to Find It

The Company filed with the Securities and Exchange Commission and mailed to stockholders a proxy statement and other documents related to the 2015 annual meeting on April 30, 2015. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELATED MATERIALS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE 2015 ANNUAL MEETING AND RELATED MATTERS. Stockholders may obtain a free copy of the Company's proxy statement and any other documents filed by the Company with the SEC at the SEC's website (www.sec.gov) and in the investor relations section of the Company's website (http://essexrental.com).

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the election of directors and the 2015 annual meeting. Information about the executive officers and directors of the Company and the number of shares of the Company's common stock beneficially owned by such persons is set forth in the proxy statement filed on April 30, 2015.

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Please fill in, date and sign the proxy card provided with our previously delivered proxy statement, and mail it promptly in the postage-paid envelope provided to make sure that your shares are represented at the Meeting. If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2014 are available at:
http://www.viewproxy.com/essexrental/2015